Exhibit 99.1

CTG Appoints Digital Strategies Executive, Raj Rajgopal, to Board of Directors

Brings Relevant Experience as a Recognized Thought Leader in Digital Strategies and Transformations

BUFFALO, N.Y., December 21, 2020 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced the appointment of Raj Rajgopal to the Company’s Board of Directors, effective December 20, 2020.

Rajgopal is a seasoned industry executive with over 30 years of experience implementing digital strategies and driving transformational growth. Rajgopal previously served as the President of Virtusa Corporation (NASDAQ: VRTU), where he successfully led the company’s transformation from an engineering services firm with revenue of approximately $170 million to a leading digital consulting, digital solutions and IT services organization with 20,000 employees and annual revenues of more than $800 million. During his tenure at Virtusa, Rajgopal supported the company’s 28 consecutive quarters of growth and led due diligence efforts on a number of successful acquisitions. Prior to Virtusa, Rajgopal held multiple leadership roles in both the U.S. and the U.K. at Capgemini, a global leader in consulting, technology services and digital transformation. He was also a Director of Advanced Technologies at BGS Systems, Inc. Rajgopal is currently the founder and President of RR Advisory Services, LLC, an advisory firm that offers due diligence and consulting services to venture capital and private equity investors. He also currently serves as a Board observer at Wevo Conversion, a provider of artificial intelligence and machine learning based digital marketing platform.

Daniel J. Sullivan, Chairman of the Board of Directors of CTG and a member of the Nominating and Governance Committee, commented, “Raj is an excellent addition to the Board as the Company continues to make significant progress executing its strategic plan focused on digital solutions. He brings extensive experience in the implementation of digital strategies and a proven track record of leading business transformations. In addition to being a strong complement to the Board’s broad expertise in IT services and solutions, Raj’s appointment as a new independent director demonstrates our ongoing commitment to maintaining a highly diverse and qualified Board. We are confident Raj’s skillset and background will be a valuable addition to our Board and we’re looking forward to working closely with him to achieve CTG’s strategic objectives and create near- and long-term value for CTG shareholders.”

The appointment of Rajgopal is the result of an extensive search process conducted by CTG’s Board of Directors, in conjunction with a leading search firm, to find a highly qualified individual with extensive experience in IT and digital transformation services, and demonstrated leadership.

As a result of Rajgopal’s appointment, the CTG Board will temporarily expand to seven directors until CTG’s 2021 Annual Meeting, at which time Dan Sullivan will step down as a result of reaching the Company’s mandatory retirement age. At the 2021 Annual Meeting, the CTG Board will comprise of six directors, five of whom are independent and two of whom have been appointed over the last three years.

Rajgopal holds an undergraduate degree from the Indian Institute of Technology, a master’s degree in computer science from Virginia Tech and an MBA from the MIT Sloan School of Management.

About CTG:

CTG provides comprehensive digital information technology and business offerings built on a proven track record for measurably improving the quality and impact of enterprise technology across a range of industries. Our reputation as a reliable, results-driven partner reflects our uncompromising commitment to ensuring that our clients’ transformation initiatives will deliver the outcomes necessary to compete in their new normal: improved data-driven decision-making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2020 and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2019, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors:

John M. Laubacker, Chief Financial Officer

(716) 887-7368